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                                                                    EXHIBIT 23.3


The Stockholders and the Board of Directors
Beckman Coulter, Inc.:

      We consent to the inclusion of our report dated December 12, 1997, except as to note R, which is as of March 4, 1998, with respect to the consolidated statements of operations, stockholders' equity, and cash flows for the seven months ended October 31, 1997 of Coulter Corporation and subsidiaries, which report appears in the Form S-4 of Beckman Coulter, Inc. dated April 17, 1998, and to the reference to our firm under the heading "Independent Certified Public Accountants" in the prospectus.



                                        KPMG Peat Marwick LLP

Miami, Florida
July 2, 1998